HARBOR FLORIDA BANCSHARES, INC. AND HARBOR
                FEDERAL SAVINGS BANK CODE OF ETHICS FOR FINANCIAL
                                 PROFESSIONALS


This Code of Ethics for Financial Professionals applies to the Chief Executive Officer and senior financial officers (Chief Financial Officer and Controller). Harbor Florida Bancshares, Inc. and Harbor Federal expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Code of Ethics and other policies and procedures adopted by Harbor Florida Bancshares, Inc. and Harbor Federal that govern the conduct of its employees. This Code of Ethics is intended to supplement the Harbor Federal Code of Ethics.

You agree to:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Avoid conflicts of interest and to disclose to the Director of Human Resources any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c) Take all reasonable measures to protect the confidentiality of non-public information about Harbor Federal or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Harbor Florida Bancshares, Inc. or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Harbor Florida Bancshares, Inc. or its subsidiaries;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Harbor Florida Bancshares, Inc. or its subsidiaries is a member; and

(f) Promptly report any possible violation of this Code of Ethics to the Director of Human Resources or any of the parties listed in the Harbor Federal Code of Ethics.


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Harbor Florida Bancshares, Inc. and Harbor Federal Savings Bank Code of Ethics
for Financial Professionals.
Page 2 of 2

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Harbor Florida Bancshares, Inc. or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Harbor Florida Bancshares, Inc. or its subsidiaries.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Harbor Florida Bancshares, Inc.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Director of Human Resources or any of the parties listed in the Harbor Federal Code of Ethics. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

Your Personal Commitment to the Harbor Florida Bancshares, Inc. Code of Ethics for Financial Professionals

I acknowledge that I have received and read the Harbor Florida Bancshares, Inc. Code of Ethics for Financial Professionals and understand my obligations as an employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here: ______________________________ Date: _______________

Please print your name: _____________________________


This signed and completed form must be returned to the Director of Human Resources.